EXHIBIT 99.4

EXPRESS SCRIPTS HOLDING COMPANY

Calculation of Ratio of Earnings to Fixed Charges

(Dollar amounts in millions)

	Year Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations before income taxes(1)	$3,012.0	$2,188.5	$2,027.1	$1,908.7	$1,308.4
Add:
Interest expense(2)	529.1	619.0	299.7	167.1	194.4
Estimated interest component of rental expense	20.7	34.5	10.1	13.4	9.3
Subtract:
Income attributable to non-controlling interest	(28.1)	(17.2)	(2.7)	—	—
Income as adjusted	$3,533.7	$2,824.8	$2,334.2	$2,089.2	$1,512.1
Fixed charges:
Interest expense(2)	529.1	619.0	299.7	167.1	194.4
Estimated interest component of rental expense	20.7	34.5	10.1	13.4	9.3
Total fixed charges	$549.8	$653.5	$309.8	$180.5	$203.7
Ratio of Earnings to Fixed Charges	6.4	4.3	7.5	11.6	7.4

(1)	Consists of income from continuing operations before income taxes adjusted to include distributed equity income from joint venture.
(2)	Interest expense for the year ended December 31, 2013 excludes $67.0 million of interest expense related to the redemption of ESI’s $1,000.0 million aggregate principal amount of 6.250% senior notes due 2014.

Note: Interest component of rental expense estimated to be 1/3 of rental expense, which management believes represents a reasonable approximation of the interest factor.